SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*



                         Globe Business Resources, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)



                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   379395 10 6
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                                 (CUSIP NUMBER)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                Page 1 of 4 Pages

 CUSIP NO. 379395 10 6           13G               PAGE    2    OF   4    PAGES


--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Blair D. Neller
------- ------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)
                                                                   (b)  [X]

------- ------------------------------------------------------------------------
 3      SEC USE ONLY


------- ------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America
------- ------------------------------------------------------------------------
                        5      SOLE VOTING POWER

       NUMBER OF                 706,843
        SHARES          --------------------------------------------------------
     BENEFICIALLY       6      SHARED VOTING POWER
       OWNED BY
         EACH                    0
       REPORTING        --------------------------------------------------------
      PERSON WITH       7      SOLE DISPOSITIVE POWER

                                 706,843
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                                 0
------- ------------------------------------------------------------------------

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            706,843
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------- ------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            15.9%
------- ------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

             IN

------- ------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages


ITEM    1(a)   Name of Issuer:     Globe Business Resources, Inc.

        1(b)   Address of Issuer's Principal Executive Office:

               1925 Greenwood Avenue
               Cincinnati, Ohio  45246

        2(a)   Name of Persons Filing:             Blair D. Neller

        2(b)   Address of Principal Business Office:

               1650 West Camelback Road
               Phoenix, Arizona   85015

        2(c)   Citizenship:         U.S.A.

        2(d)   Title of Class of Securities:         Common Stock, No Par Value

        2(e)   CUSIP No.:           379395 10 6

        3.     If this Statement is Filed Pursuant to Rules 13d-1(b) or
               13d-2(b), check whether the Person Filing is a:   N/A

        4.     Ownership:

               (a)    See Item 9 of cover page.
               (b)    See Item 11 of cover page.
               (c)    See Items 5-8 of cover page.


               The shares in Items 5, 7 and 9 include (i) options that are exercisable within 60 days into 1,200 shares and (ii) 318,492 shares registered to Blair D. Neller, Trustee for the Neller Trust dated March 28, 1996.

        5.     Ownership of 5% or less of class:                 N/A

        6.     Ownership of more than 5% on behalf of another person:N/A

        7. Identification and classification of the subsidiary which acquired the security being reported by the parent
               holding company:             N/A

        8.     Identification and classification of members of the
               group:        N/A

        9.     Notice of dissolution of group:                   N/A

        10.    Certification:               N/A

                               Page 4 of 4 Pages

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1997                          \s\  Blair D. Neller
                                                  -----------------------------
                                                  Blair D. Neller